Exhibit 99.1

Barnes & Noble Education Reports Fiscal Year 2024 Financial Results
Milestone Transactions Completed in June 2024 Significantly Strengthen Balance Sheet
Focused on Driving Improved Profitability & Long-Term Shareholder Returns
Basking Ridge, NJ - Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for fiscal year 2024, which ended on April 27, 2024. The following figures are GAAP results from continuing operations on a consolidated basis, unless noted otherwise. Note that Adjusted EBITDA is a non-GAAP calculation.
Fiscal year 2024 revenue grew 1.6% to $1.57 billion, primarily driven by 48% growth in First Day Complete® revenue which was partially offset by lower revenues resulting from a net decrease in physical locations, many of which were closures of under-performing stores. Net loss was $(62.5) million, a $27.6 million improvement from last year. Adjusted EBITDA improved to $45.2 million for fiscal year 2024, a $53.3 million increase from a loss of $(8.1) million last year. For a reconciliation of non-GAAP measures to the most applicable GAAP measure, please see the reconciliation tables below. Improved revenues along with various cost saving and productivity initiatives were primarily responsible for the improvement.
First Day Complete saw Spring 2024 store count grow to 160 stores which represent enrollment of approximately 805,000 undergraduate and post-graduate students*, an increase of 39% compared to last year. The Company continues to focus on expanding First Day Complete adoptions and anticipates further growth in this program in fiscal year 2025. The Company ended the quarter with 1,245 physical and virtual stores.
Net debt increased from the prior year to $187.1 million at year end fiscal year 2024, in part due to vendors tightening payable terms as the Company worked to complete its bank refinancing. As a result of the recent closing of the milestone equity and refinancing transactions, which included the infusion of approximately $80 million of net new cash into the business and a new four-year, $325 million credit facility, payable terms have begun to return to normal. Additionally, the current level of net debt on a seasonally adjusted basis has meaningfully declined, because of the cash infusion and the conversion of approximately $34 million of second lien debt into equity.
As a result of the recent debt reduction and the normalization of Barnes & Noble Education’s banking relationships, the Company anticipates a significant ongoing reduction in interest costs, bank amendment fees, and legal and advisory expenses that have weighed on the business over the past two years.
Jonathan Shar, CEO, commented, “We sincerely thank our employees, partner institutions, vendors, and other business partners for their support and understanding. It is a relief to move past that difficult phase and embrace a fresh start. We are also grateful to Fanatics, Lids and VitalSource Technologies for their continued strategic support; we are thrilled to have them as significant shareholders moving forward.”
Shar further added, “With a significantly improved balance sheet, Barnes & Noble Education is well-positioned to advance its industry leadership while continuing to strategically invest in innovation and improve the experiences and value we bring to our customers and partner institutions. Our focus will remain on productivity and cost efficiencies, while also making investments in technology. We are seeking to drive material improvements in profitability and to further build upon the strong financial foundation that we have recently attained.”
On June 11, 2024, the Company completed a 1-for-100 reverse stock split. Current outstanding shares total approximately 26.2 million.

*As reported by National Center for Education Statistics (NCES)

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	13 weeks ended		52 weeks ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Sales:
Product sales and other	$192,733	$201,849	$1,430,456	$1,406,655
Rental income	43,189	39,998	136,679	136,553
Total sales	235,922	241,847	1,567,135	1,543,208
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales	143,681	161,694	1,135,376	1,119,482
Rental cost of sales	22,377	21,871	74,983	74,287
Total cost of sales	166,058	183,565	1,210,359	1,193,769
Gross profit	69,864	58,282	356,776	349,439
Selling and administrative expenses	68,381	76,475	311,574	357,611
Depreciation and amortization expense	9,984	10,899	40,560	42,163
Impairment loss (non-cash) (a)	1,368	—	7,166	6,008
Restructuring and other charges (a)	7,089	5,341	19,409	10,103
Operating loss	(16,958)	(34,433)	(21,933)	(66,446)
Interest expense, net (b)	10,827	7,011	40,365	22,683
Loss from continuing operations before income taxes	(27,785)	(41,444)	(62,298)	(89,129)
Income tax expense	(349)	408	183	1,011
Loss from continuing operations	(27,436)	(41,852)	(62,481)	(90,140)
Loss from discontinued operations, net of tax of $0, $101, $20, and $398, respectively	72	(4,398)	(730)	(11,722)
Net loss	$(27,364)	$(46,250)	$(63,211)	$(101,862)

Loss per common share: (c)
Basic and Diluted
Continuing operations	$(10.27)	$(15.82)	$(23.47)	$(34.17)
Discontinued operations	$0.03	$(1.66)	$(0.28)	$(4.44)
Total Basic and Diluted Earnings per share	$(10.24)	$(17.48)	$(23.75)	$(38.61)
Weighted average common shares outstanding - Basic and Diluted:	2,673	2,646	2,662	2,638

(a)     For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.
(b)    The increase in interest expense is primarily due to higher borrowings, higher interest rates and increased amortization of deferred financing costs.
(c)    On June 10, 2024, subsequent to the end of Fiscal 2024, we completed various transactions, including an equity rights offering. Because the rights issuance was offered to all existing stockholders at an exercise price that was less than the fair value of our Common Stock, as of such time, the weighted average shares outstanding and basic and diluted earnings (loss) per share were adjusted retroactively to reflect the bonus element of the rights offering for all periods presented by a factor of 5.03.
On June 11, 2024, subsequent to the end of Fiscal 2024, we completed a reverse stock split of our outstanding shares of common stock at a ratio of 1-for-100 in which every 100 shares of common stock issued and outstanding was converted into one share of the our common stock.
The weighted average common shares and loss per common share reflect the bonus element resulting from the equity rights offering and the reverse stock split for all periods presented on the consolidated statements of operations.

	13 weeks ended		52 weeks ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Percentage of sales:
Sales:
Product sales and other	81.7%	83.5%	91.3%	91.2%
Rental income	18.3%	16.5%	8.7%	8.8%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	74.5%	80.1%	79.4%	79.6%
Rental cost of sales (a)	51.8%	54.7%	54.9%	54.4%
Total cost of sales	70.4%	75.9%	77.2%	77.4%
Gross profit	29.6%	24.1%	22.8%	22.6%
Selling and administrative expenses	29.0%	31.6%	19.9%	23.2%
Depreciation and amortization	4.2%	4.5%	2.6%	2.7%
Impairment loss (non-cash)	0.6%	—%	0.5%	0.4%
Restructuring and other charges	3.0%	2.2%	1.2%	0.7%
Operating loss	(7.2)%	(14.2)%	(1.4)%	(4.3)%
Interest expense, net	4.6%	2.9%	2.6%	1.5%
Loss from continuing operations before income taxes	(11.8)%	(17.1)%	(4.0)%	(5.8)%
Income tax expense	(0.1)%	0.2%	—%	0.1%
Loss from continuing operations	(11.6)%	(17.3)%	(4.0)%	(5.8)%

(a)     Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets  (Unaudited) (In thousands, except per share data)

	April 27, 2024	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$10,459	$14,219
Receivables, net	104,110	92,512
Merchandise inventories, net	344,037	322,979
Textbook rental inventories	32,992	30,349
Prepaid expenses and other current assets	39,158	49,512
Assets held for sale, current	—	27,430
Total current assets	530,756	537,001
Property and equipment, net	52,912	68,153
Operating lease right-of-use assets	202,522	246,972
Intangible assets, net	94,191	110,632
Deferred tax assets, net	—	132
Other noncurrent assets	24,703	17,889
Total assets	$905,084	$980,779
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$299,157	$267,923
Accrued liabilities	77,441	85,759
Current operating lease liabilities	102,206	99,980
Liabilities held for sale	—	8,423
Total current liabilities	478,804	462,085
Long-term deferred taxes, net	1,289	1,970
Long-term operating lease liabilities	142,193	184,754
Other long-term liabilities	15,882	19,068
Long-term borrowings (a)	196,337	182,151
Total liabilities	834,505	850,028
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,840 and 55,140 shares, respectively; outstanding, 53,156 and 52,604 shares, respectively	558	551
Additional paid-in-capital	749,140	745,932
Accumulated deficit	(656,567)	(593,356)
Treasury stock, at cost	(22,552)	(22,376)
Total stockholders' equity	70,579	130,751
Total liabilities and stockholders' equity	$905,084	$980,779

(a)    The Credit Facility and Term Loan were scheduled to become due on December 28, 2024 and April 7, 2025, respectively. On June 10, 2024, subsequent to the end of Fiscal 2024, we completed various transactions, including amending and extending the maturity date of the Credit Facility to June 9, 2028 and converting all outstanding principal and interest amounts owed under our Term Loan Credit Agreement into shares of our Common Stock.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	52 weeks ended
	April 27, 2024	April 29, 2023
Cash flows from operating activities:
Net loss	$(63,211)	$(101,862)
Less: Loss from discontinued operations, net of tax	(730)	(11,722)
Loss from continuing operations	(62,481)	(90,140)
Adjustments to reconcile net loss from continuing operations to net cash flows from operating activities from continuing operations:
Depreciation and amortization expense	40,560	42,163
Content amortization expense	—	26
Amortization of deferred financing costs	13,150	3,129
Impairment loss (non-cash) (a)	7,166	6,008
Deferred taxes	(550)	409
Stock-based compensation expense	3,380	4,715
Non-cash interest expense (paid-in-kind)	2,652	—
Changes in operating lease right-of-use assets and liabilities	24	5,912
Changes in other long-term assets and liabilities and other, net	(20,997)	2,711
Changes in other operating assets and liabilities, net:
Receivables, net	(11,598)	43,489
Merchandise inventories	(21,058)	(29,125)
Textbook rental inventories	(2,643)	(737)
Prepaid expenses and other current assets	31,593	19,610
Accounts payable and accrued liabilities	19,257	82,343
Changes in other operating assets and liabilities, net	15,551	115,580
Net cash flows (used in) provided by operating activities from continuing operations	(1,545)	90,513
Net cash flows (used in) provided by operating activities from discontinued operations	(3,577)	1,157
Net cash flows (used in) provided by operating activities	$(5,122)	$91,670
Cash flows from investing activities:
Purchases of property and equipment	$(14,070)	$(25,092)
Changes in other noncurrent assets and other	78	591
Net cash flows used in investing activities from continuing operations	(13,992)	(24,501)
Net cash flows provided by (used in) investing activities from discontinued operations	21,395	(6,542)
Net cash flows provided by (used in) investing activities	$7,403	$(31,043)
Cash flows from financing activities:
Proceeds from borrowings	$563,023	$590,303
Repayments of borrowings	(552,230)	(631,849)
Payment of deferred financing costs	(16,316)	(7,265)
Purchase of treasury shares	(176)	(864)
Net cash flows used in financing activities from continuing operations	(5,699)	(49,675)
Net cash flows provided by financing activities from discontinued operations	—	—
Net cash flows used in financing activities	$(5,699)	$(49,675)
Net decrease in cash, cash equivalents, and restricted cash	$(3,418)	$10,952
Cash, cash equivalents, and restricted cash at beginning of period	31,988	21,036
Cash, cash equivalents, and restricted cash at end of period	28,570	31,988
Less: Cash and cash equivalents of discontinued operations at end of period	—	(1,057)
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$28,570	$30,931

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$24,943	$19,024
Income taxes paid (net of refunds)	$(7,293)	$(15,216)

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a) - Continuing Operations	13 weeks ended		52 weeks ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net loss from continuing operations	$(27,436)	$(41,852)	$(62,481)	$(90,140)
Reconciling items, after-tax (below)	8,457	5,341	26,575	16,137
Adjusted Earnings (Non-GAAP)	$(18,979)	$(36,511)	$(35,906)	$(74,003)

Reconciling items, pre-tax
Impairment loss (non-cash) (b)	$1,368	$—	$7,166	$6,008
Content amortization (non-cash) (c)	—	—	—	26
Restructuring and other charges (d)	7,089	5,341	19,409	10,103
Reconciling items (e)	$8,457	$5,341	$26,575	$16,137

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		52 weeks ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net loss from continuing operations	$(27,436)	$(41,852)	$(62,481)	$(90,140)
Add:
Depreciation and amortization expense	9,984	10,899	40,560	42,163
Interest expense, net	10,827	7,011	40,365	22,683
Income tax (benefit) expense	(349)	408	183	1,011
Impairment loss (non-cash) (b)	1,368	—	7,166	6,008
Content amortization (non-cash) (c)	—	—	—	26
Restructuring and other charges (d)	7,089	5,341	19,409	10,103
Adjusted EBITDA (Non-GAAP) - Continuing Operations	$1,483	$(18,193)	$45,202	$(8,146)
Adjusted EBITDA (Non-GAAP) - Discontinued Operations	$72	$(1,668)	$(321)	$654
Adjusted EBITDA (Non-GAAP) - Total	$1,555	$(19,861)	$44,881	$(7,492)
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)     During the 52 weeks ended April 27, 2024, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $7,166 (both pre-tax and after-tax) comprised of $405, $3,600, and $3,161 of property and equipment, operating lease right-of-use assets, and amortizable intangibles, respectively.
During the 52 weeks ended April 29, 2023, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,008 (both pre-tax and after-tax) comprised of $708, $1,697, $3,599 and $4 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
(c)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.
(d)    Restructuring and other charges are comprised primarily of professional service costs for restructuring and process improvements, including costs related to evaluating strategic alternatives, and severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives.
(e)    There is no pro forma income effect of the non-GAAP items.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings and Adjusted EBITDA, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) from continuing operations adjusted for certain reconciling items that are subtracted from or added to net income (loss) from continuing operations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss) from continuing operations.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss) from continuing operations; the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss) from continuing operations. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted Earnings and Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 27, 2024 filed with the SEC on July 1, 2024, which includes consolidated financial statements for each of the two years for the period ended April 27, 2024 and April 29, 2023 (Fiscal 2024 and Fiscal 2023, respectively) and the Company's Quarterly Reports on Form 10-Q for the period ended July 29, 2023 filed with the SEC on September 6, 2023, the Company's Quarterly Report on Form 10-Q for the period ended October 28, 2023 filed with the SEC on December 6, 2023, and the Company's Quarterly Report on Form 10-Q for the period ended January 27, 2024 filed with the SEC on March 12, 2024.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

BNED:
Kevin F. Watson
Executive Vice President, Chief Financial Officer
kwatson@bned.com

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Actual results could differ materially from those projected in the forward-looking statements, therefore we caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; impacts that public health crises may have on the overall demand for BNED products and services, our operations, the operations of our suppliers, service providers, and campus partners as well as the ability of our suppliers to manufacture or source products, particularly from outside of the United States; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, the impact of recently proposed regulatory changes by the United States Department of Education, U.S. tax reform, or changes to consumer data privacy rights legislation, as well as related guidance.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended April 27, 2024 as filed with the U.S. Securities and Exchange Commission. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.